Exhibit (11)

DELOITTE & TOUCHE LLP
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          [Logo]
                  125 Summer Street                    Telephone: (617) 261-8000
                  Boston, Massachusetts 02110-1617     Facsimile: (617) 261-8111





Independent Auditors' Consent





We consent to the use of our report dated August 7, 1998 on behalf of The Cutler Trust, consisting of the Cutler Equity Income Fund and the Cutler Approved List Equity Fund incorporated by reference in the Statement of Additional Information, which is a part of the Registration Statement, and the references to us under the headings "Custodian and Auditor" in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which is also a part of the Registration Statement.




Boston, Massachusetts
October 28, 1998